[K&L Gates Letterhead]

July 23, 2008

John Hancock Funds III

601 Congress Street

Boston, Massachusetts 02210

Ladies and Gentlemen:

We have acted as counsel to John Hancock Funds III, a Massachusetts business trust (the “Trust”), and its series John Hancock Rainier Growth Fund (the “Acquiring Fund”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering Class A, Class B, Class C and Class I shares of beneficial interest of the Acquiring Fund to be issued pursuant to two Agreements and Plans of Reorganization (each an “Agreement”). The classes of shares to be issued pursuant to the Agreements are referred to in this opinion as the “Merger Shares.”

One Agreement, in the form to be adopted by the Acquiring Fund and John Hancock Core Equity Fund, a separate series of John Hancock Capital Series, a Massachusetts business trust (“Core Equity”), provides for the transfer of all of Core Equity’s assets to the Acquiring Fund in exchange solely for the issuance of Class A, Class B, Class C and Class I shares of the Acquiring Fund determined in the manner specified in the Agreement and the assumption by the Acquiring Fund of substantially all of the liabilities of Core Equity. Class A, Class B, Class C and Class I shares of beneficial interest of the Acquiring Fund shall be distributed to holders of Class A, Class B, Class C and Class I shares, respectively, of Core Equity in proportion to such shareholders’ holdings on the reorganization date.

The other Agreement, in the form to be adopted by the Acquiring Fund and John Hancock Growth Trends Fund, a separate series of John Hancock Equity Trust, a Massachusetts business trust (“Growth Trends”), provides for the transfer of all of Growth Trends’ assets to the Acquiring Fund in exchange solely for the issuance of Class A, Class B and Class C shares of the Acquiring Fund determined in the manner specified in the Agreement and the assumption by the Acquiring Fund of substantially all of the liabilities of Growth Trends. Class A, Class B and Class C shares of beneficial interest of the Acquiring Fund shall be distributed to holders of Class A, Class B and Class C shares, respectively, of Growth Trends in proportion to such shareholders’ holdings on the reorganization date.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, each Agreement, the Amended and Restated Declaration of Trust of the Trust, the By-Laws of the Trust, and the actions of the Trust that provide for the issuance of the Merger Shares, and we have made such other investigation as we have deemed appropriate.

John Hancock Funds III

July 23, 2008

We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions; we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Merger Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and
2.

When issued and consideration therefor has been paid in accordance with the relevant Agreement, the Merger Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP